Exhibit 99.1

   Advocat Facilities Receive National Quality Awards From American
                        Healthcare Association

    FRANKLIN, Tenn.--(BUSINESS WIRE)--Aug. 12, 2004--Advocat Inc. (NASDAQ OTC: AVCA) today announced that four of its long-term care facilities were recognized with National Quality Awards by the American Healthcare Association.
    The Company's Elliott Nursing and Rehabilitation Center in Sandy Hook, Kentucky, was awarded the Step II award, the first Advocat facility to achieve this level of recognition by the American Healthcare Association. In 2003, the Elliott facility was named Statewide Facility of the Year by the Kentucky Association of Health Care Facilities (KAHCF), the trade association that represents proprietary and nonproprietary long-term care facilities in the state.
    "The Elliott Nursing and Rehabilitation Center is now eligible for the prestigious Malcolm Baldridge award since they have achieved the Step II recognition from the American Healthcare Association," stated William R. Council, III, Chief Executive Officer of Advocat. "The continued excellence demonstrated at Elliott is a credit to the administrator Benita Adkins and her entire staff for their dedication and professionalism."
    In addition to the Elliott recognition, three additional facilities were recognized with the Step I award by the American Healthcare Association. The Chisholm Trail Nursing and Rehabilitation Center in Lockhart, Texas, received Step I recognition and was one of only four homes in Texas to receive this distinction. Also achieving Step I awards were the West Liberty Nursing and Rehab Center, West Liberty, Kentucky, and Laurel Nursing and Rehab Center, Ivydale, West Virginia.
    Eligibility for these national awards includes at least a three year history of excellence in quality care, staff and residents' satisfaction, and regulatory compliance.
    Mr. Council added, "I am very proud of the entire team at each of these facilities. The administrators and directors of nursing for these facilities have created an environment that fosters quality performance. They are a credit to our Company and to the Long Term Care Profession."

    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.
    For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc.

    CONTACT: Advocat Inc., Franklin
             William R. Council, III, 615-771-7575